Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 12, 2013 / 01:00PM GMT

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
Peter Kraus Alliancebernstein Holding L.P. - Chairman and CEO
John Weisenseel AllianceBernstein Holding L.P. - CFO
Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
Matt Kelley Morgan Stanley - Analyst
Cynthia Mayer BofA Merrill Lynch - Analyst
Michael Kim Sandler O'Neill & Partners - Analyst
Bill Katz Citigroup - Analyst
Marc Irizarry Goldman Sachs - Analyst

PRESENTATION

Operator

Welcome to the AllianceBernstein fourth quarter 2012 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Sarah. Hello and welcome to our fourth quarter 2012 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the Investor Relations section of our website. Our Chairman and CEO Peter Kraus and our CFO John Weisenseel will present our financial results today. Our Chief Operating Officer Jim Gingrich is with us as well and will join in answering questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So, I'd like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2012 form 10-K, which we filed this morning. I'd also like to remind you that under Regulation FD, management may only address questions of a material nature from the investment community in the public forum. So, please ask all such questions during this call. Now I will turn it over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks Andrea, and thank all of you for joining us for our fourth-quarter 2012 earnings call. John, Jim and I are pleased to be here with you today. Like all of you, we are already well into tackling our 2013 initiatives, but we're proud of what we've accomplished in 2012, and we look forward to reviewing our results with you. So, let's start with an overview of our results, which is on slide 3.

In our fifth consecutive quarter of sequential growth, total gross sales for the fourth quarter of $24 billion were up 13% from the third quarter and were our highest since the second quarter of 2008, a truly terrific result. Annual gross sales of $82 billion were up 46% from 2011 and our highest since 2007. Not only that, our $5 billion in fourth-quarter net flows were positive for the first time since the fourth quarter of 2007, and our annual net outflows declined by 77%. We achieved this shift in large part because of our clear momentum in Retail throughout the year, but our increasing stability in many other areas contributed as well. So did improving equity markets, which translated to stronger fourth-quarter investment performance. We finished the year with AUM of $430 billion, up $11 billion from the third quarter. Market performance contributed $6 billion to AUM on top of our $5 billion in net flows; average AUM was up versus the third quarter but down 8% from last year.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Moving to slide 4, which shows the breakout of our flows by channel, here's where you can see the tremendous run we had in Retail, which finished the year on a high. Fourth quarter Retail sales of $16.4 billion were up 8% sequentially and our highest since the first quarter of 2000. Net inflows of $5.3 billion were our highest since the second quarter of 2000. You may have seen that we released our January AUM this morning. Retail flows in January were negative, though our gross sales remain strong. In institutions, fourth-quarter gross sales were up 29% sequentially and our highest since the second quarter of 2010, driven by continued strong fixed income sales in EMEA, Japan, and North America. Institutional net flows of $2.9 billion turned positive in the fourth quarter for the first time since the first quarter of 2008. The combination of higher sales and lower redemptions in four out of five regions; flows were positive in January, as well. In Private Client, uncertainty around the fiscal cliff sidelined investors during the fourth quarter, which made it challenging to increase sales despite strong quarterly investment performance. Redemptions also increased, in part because investors liquidated security positions to take advantage of capital gains. Net outflows rose to $3.2 billion. We did see outflows come down significantly in January.

Now, let's take a look at our channels, beginning with institutions on slide 5. The chart at the top left illustrates how underlying trends in this business improved throughout the year. In the fourth quarter, gross sales were the highest since the second quarter of 2010, and redemptions were the lowest since the fourth quarter of 2005. This took us into positive net flow territory. More and more, we have a seat at the table with clients and consultants to talk about our leading fixed income offerings, but increasingly about our equity services, as well. Last year, we completed nearly 400 new business RFPs, up 18% from 2011. RFP activity for strategies like US and global high yield, select equities, market neutral, increased by triple digits for the year. More activity brought more wins, and we finished 2012 with an $8 billion pipeline of awarded mandates across diverse asset classes and regions. That's the chart at the top right. So we come into 2013 with a much higher pipeline than we had coming into 2012. As important, nearly half our year-end pipeline represents new business wins in the fourth quarter. Some of these are represented in the table at the bottom right. Fixed income continues to drive our Institutional sales. In fact, sales to US-based fixed income clients nearly tripled in 2012. We also had some nice wins in US SMID Cap Growth, Select US Equity, and our new US Factor Theme portfolio.

Client demand for our fixed income offerings is high because they continue to consistently outperform. That's clear from the next slide, slide 6. Our largest US, global, regional, and emerging markets services have outperformed for every time period. In fact, at year-end, 89% of our assets were in services that were outperforming their benchmarks for the three-year period. That number never dropped below 85% in 2012, underscoring how consistently we deliver for our fixed income clients.

Of course, the question on everyone's mind at this point in the cycle is how long can it last? What happens when it interest rates ultimately start rising? In our mind, the answer lies in having a diverse and global fixed income platform, so let's take a look at slide 7. What we are illustrating here is what we all know. Fixed income is not one investment service, but several. They all behave quite differently in a rising rate environment. The chart at the left shows the beta of various bond indices against a market weighted index of all US treasuries. Look at how the correlation varies across the spectrum of fixed income services from a beta of 0.8 for US credit index, to 0.44 for intermediate munis, to zero for emerging-market bonds, and to minus 25 basis points for high-yield credit. So, while you would expect US credit or munis to under-perform in an environment where rates are rising from these levels and the economy is expanding, emerging markets or high yield debt is more apt to perform like a stock than a bond.

Now look at the pie on the right, which breaks out our fixed income business by AUM. We do have a good size US credit business, though more than half of it is with less interest-rate sensitive insurance clients that focus on matching liabilities with assets. We also have a meaningful and growing business in short to intermediate munis. But we are big as well in global strategies like high income, emerging-market debt, which have a zero to negative correlation to US treasuries in most environments. You can look at it this way. More than half of our fixed income business is in services with less than 0.5 correlation to US treasuries. So, even though we don't see a rise in US rates as imminent, we are happy to have a global and diverse fixed income franchise that we do today.

Now let's look at our equities investment performance on slide 8. Our newer stability equity services like Market Neutral, Low Vol and Select US Equity have served our clients well through the volatile markets of the past several years. In growth, the changes we've made in people, process and approach have paid off this year in improved performance. Strategies like US Large Cap and Emerging Market Growth outperformed for the one year, and Global Research Growth, a service that has had challenges for some time, narrowed its under-performance gap considerably. But our big performance shift came on the value side in the fourth quarter. Every one of our largest strategies outperformed by at least 100 basis points.

Two things happened in the fourth quarter, which we lay out on slide 9. Correlations came down and fundamentals became more relevant. Look at the top chart. S&P stock correlations, which averaged 0.27 for 30 years, spiked to the high 40s from 2008 through the third quarter of 2012 before suddenly dropping by 10 basis points in the fourth quarter to 0.37. While that's still high, of course, it's a lot lower than what we've been living through in the past.

Now, look at the bottom left chart, which shows returns for the highest quintile in our large cap universe of stocks minus the lowest quintile, using key value factors for the [fourth] quarter of 2012, which were annualized versus average long-term low correlation periods. We've discussed in previous calls that value factors such as low price to book, price-to-earnings and enterprise value to EBIT have performed poorly in the past few years. In the fourth quarter, these factors surged, outperforming even low correlation periods on average over the long-term. High correlations make active management difficult since stocks are moving similarly, even if their fundamentals are different. With correlations down, stock picking has had a chance to work again, as you can see from the chart at the bottom right. The performance of US active managers improved significantly in the fourth quarter relative to the first few quarters of 2012 and well exceeded the prior 12-year average. We've said for a while that the markets will ultimately reward our investment discipline and consistent exposure to deep value factors. This could be the beginning of that turn.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Now onto Retail, highlighted on slide 10. I mentioned earlier that our momentum here was unmistakable in 2012, and here's more evidence of that. We had record annual gross sales of $56 billion, driven by growth in every region and triple digit growth in EMEA, Japan, and Asia ex Japan. We had consecutive $5 billion plus net inflow quarters in the second half and our highest annual net flows since 2000. We experienced strength in legacy offerings like Global High Yield and American Income. Each had record sales in 2012. And sales of our newer offerings doubled in 2012 to $8.5 billion and were 15% of total gross sales. I can't mention our retail franchise without mentioning Asia, a region where we truly dominate in fixed income. Look at the chart at the bottom left. We've grown our AUM there by more than 580% since 2008 and now command a leading market share in Taiwan and Hong Kong. I'm so impressed by what our client group has been able to accomplish in Asia. I know we've only begun to capitalize on the opportunity to serve this important, fast-growing client base.

Let's move on to Private Client, where we've also been focused on enhancing our investment solutions for our clients. I am now on slide 11. On the top left is what a traditional client portfolio used to look like, and on the top right is what Bernstein fully diversified investment solutions look like today. Our clients want three things, more diversification, more consistency, and better risk management. So, we've launched a series of enhancements to meet those needs. Dynamic Asset Allocation is designed to mitigate volatility while maintaining returns. Appropriate allocation alternatives can improve portfolio outcomes over time. Offerings like Real Asset and bond inflation help protect against inflation spikes, and taking a multi-style all-cap approach to equity investing with strategic equities offerings can deliver stable performance in different market environments. They're working. DAA has reduced volatility in client portfolios by 11% since inception while maintaining returns.

Another way to look at this is that DAA has allowed our 60% equity portfolios to maintain the return with the volatility of a 50% equity portfolio. Strategic equities has added important diversification to US stock portfolios, and clients are responding well to our alternatives offering, which we have made more broadly available through our new RIC. We are not done. We will keep enhancing our service, offering our best advice, investment insight and a flexible approach where clients come first. Because we've kept clients properly allocated to equities throughout the market cycle, our Private Client business stands to benefit the most in a sustained equity rally.

I will finish our business highlights with Bernstein Research Services on slide 12. Throughout the year, we saw greater revenue stability in this business than the declining global trading volumes would suggest, and the fourth quarter was no different. That's clear from the top of this slide. Our fourth-quarter [revenues] (corrected by Company after the call) were up both sequentially and year-over-year while US and Europe trading volumes were flat to down sharply. For the year, Bernstein Research revenues were down just 5%, though the US, European and Asian equity markets all sustained double-digit volume declines. Our strategy to grow in this consolidating industry and gain share profitably is working. Eight new analysts launched coverage in Europe and Asia during 2012. We believe we will reach critical mass in Asia research this year. We've achieved triple digit growth in Asia revenues and clients in the past three years. Again and again, we hear the same message from clients. Bernstein Research is simply in a class by itself. Our research model is portable and a great source of pride for our firm.

To wrap up 2012, we have represented tremendous growth for AB in a year when we were able to demonstrate tangible success with our long-term growth strategy. Slide 13 highlights our accomplishments. On performance, we continued to out-perform in fixed income and demonstrated improvement in core growth and value equities. We will look to extend both in 2013. On diversification in globalization fronts, we built upon our retail dominance in Asia and our EMEA Institutional business roared back. Our engagement with clients is more frequent and diverse than it's been in years. We've continued our successful global sell side expansion.

Speaking of innovation, 2012 capped four years of relentless innovation for our clients. We launched 145 new offerings that have together attracted $60 billion in new assets. We've also grown our presence in both the US and UK defined contribution space as product innovators and thought leaders. Finally, on our financials, we've added 1.8 percentage points to our adjusted operating margin in 2012, finishing with an annual margin of 18.8%. Our goal is to continue improving our margin by staying vigilant on expenses, regardless of the revenue environment.

Our strategy is working. We are getting better at delivering for our clients. Our firm is much stronger today than it was a year ago. I feel good about what the future holds for us and AB. Now, I will turn it over to John for a discussion the quarter's financials. John?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As a reminder, I'll focus my remarks today primarily on our adjusted earnings. As always, you can find our standard GAAP reporting in the appendix of this presentation, our press release, and our 10-K.

Let's start with our adjusted financials on slide 15. Fourth-quarter adjusted revenues were up sequentially but down on an annual basis. Fourth-quarter adjusted expenses were essentially flat sequentially, but annual expenses were down. Our adjusted operating margin in the fourth quarter was 20.6%, up from 20.2% in the third quarter. The full-year adjusted operating margin was 18.8%, up from 17.0% in 2011. Adjusted earnings per unit were $0.40 for the quarter, versus $0.36 in the third quarter. For the full-year, adjusted earnings per unit were $1.28, versus $1.14 in 2011.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Now, I will review the quarterly GAAP to adjusted operating metrics reconciliation on slide 16. Here you can see the adjustments we made to our GAAP revenues and expenses and the net impact on fourth quarter operating income. Two adjustments drove the difference between GAAP and adjusted operating income in the quarter. First, we adjusted for our $39 million non-cash real estate charge we took in the fourth quarter, which was included in GAAP expenses. I will discuss the details of this charge in the coming slides. Second, we excluded from net revenues $2 million of investment losses related to the 90% non-controlling interest in the venture capital funds.

Slide 17 provides the full-year GAAP to adjusted reconciliation. Similar to the fourth quarter reconciliation, the largest driver of the difference between GAAP and adjusted operating income was the $223 million in non-cash real estate charges we recorded throughout the year related to our global real estate consolidation plan.

Now, I will turn to the adjusted income statement on slide 18. Adjusted net revenues of $578 million for the fourth quarter increased 1% sequentially. Full-year revenues of approximately $2.3 billion were down 7% from 2011. Adjusted operating expenses of $459 million were flat sequentially. Full-year expenses of approximately $1.8 billion were down 9% from the prior-year. Adjusted operating income of $119 million for the quarter increased 3% sequentially. Full-year adjusted operating income of $424 million was up by 2%. Adjusted earnings per unit was $0.40, of which approximately $0.04 represents a change in estimate of the Federal tax benefit relating to the first nine months of 2012. Our cash distribution will also be $0.40 per unit this quarter. For the full-year, adjusted earnings per unit were $1.28, up from $1.14 in 2011, and our distribution was $1.23 per unit, up from $1.14 in 2011.

Slide 19 provides more detail on our adjusted revenues. Base fees for the fourth quarter increased 2% sequentially, due primarily to an increase in retail average AUM. The 10% decline for the full year is due to lower Institutional and Private Client average AUM and the continued shift from equities to lower fee investment strategies. Today, equities are about one quarter of our total AUM versus close to one-third a year ago. Performance fees declined from the third quarter when we earned significant performance fees associated with the successful liquidation of our Public Private Investment Program or PPIP fund. Annual performance fees increased by $32 million due to PPIP liquidation in the third quarter and fourth-quarter fees earned on our fund-to-fund offerings.

Bernstein Research Services fourth quarter revenues increased 3% sequentially on higher trading activity. On an annual basis, revenues were down 5% as a result of a steep drop in trading volumes during 2012, partially offset by market share gains. Investment gains and losses includes seed investments, our 10% interest in the venture capital fund, and our broker-dealer investments. In the fourth quarter, we had lower gains in our seed capital investments compared with the third quarter. For the year, we had gains in our seed capital investments versus losses in 2011, as well as lower broker-dealer investment losses. We ended the fourth quarter with $476 million in seed capital investments, an $18 million quarterly increase as a result of both additional net investments and market appreciation. Total adjusted net revenues were up 1% sequentially, and down 7% for the full-year.

Now, let's review our adjusted operating expenses for the quarter and the year on slide 20, beginning with compensation expense. As you know, we accrued total compensation, excluding other employment costs such as recruitment and training, as a percentage of adjusted net revenues. We accrued compensation at an approximately 49% ratio in the fourth quarter, and a 49.8% for the full year. Total compensation and benefits for the fourth quarter decreased 2% sequentially, due primarily to the lower compensation ratio for the quarter. The 9% full-year decrease is due primarily to lower adjusted net revenues, headcount, and compensation ratio. We ended the fourth quarter with 3318 employees, down 12% for the year.

Now, looking at our non-compensation expenses. Fourth-quarter promotion and servicing expenses increased 12% sequentially, due to higher client-related travel and entertainment, versus our seasonally slow third quarter and higher marketing and advertising costs associated with the launch of our US defined contribution ad campaign during the fourth quarter. For the full-year, promotion and servicing was down 7%, due primarily to lower T&E and trade execution costs, partially offset by higher marketing and advertising. In addition to the recent US DC ad campaign, we also launched fixed income campaigns in the US and Asia in 2012. Fourth-quarter G&A expenses increased 1% sequentially, as higher legal expenses were partially offset by occupancy and office-related expense savings associated with our ongoing global real estate consolidation plan. On an annual basis, G&A costs declined by 10%, due primarily to real estate related expense savings and lower technology expenses. Total adjusted operating expenses were flat sequentially for the quarter and down 9% for the full year.

Now let's move on to slide 21, adjusted operating results. Adjusted operating income for the quarter was $119 million, up 3% sequentially. For the full year, adjusted operating income of $424 million was up 2%. Adjusted operating margin of 20.6% for the fourth quarter and 18.8% for the full year increased versus both prior periods. Higher adjusted net revenues drove the sequential margin expansion, and for the full-year, expense reductions outpaced the decline in revenue.

Adjusted earnings per unit of $0.40 for the fourth quarter compares with $0.36 in the third quarter, and the full year's $1.28 compares with $1.14 in 2011. As I discussed earlier, about $0.04 of the $0.40 represents a change in estimate of a Federal tax benefit for AB Holding related to the first nine months of 2012. AB Holding's income tax is computed by multiplying certain AllianceBernstein LP qualifying revenues by Holding's ownership interest in AllianceBernstein LP multiplied by the 3.5% tax rate. To compute this tax, AB Holding's ownership interest in AllianceBernstein LP was adjusted to exclude Holding units owned by AllianceBernstein LP's rabbi trust. This estimate change was recorded during the fourth quarter and is effective for the full 2012 tax year and on a go-forward basis. This change resulted in lower holding taxes of $6 million for the full year 2012, of which $4.2 million related to the first nine months of the year. We expect to realize similar annual savings in Holding taxes in the future. Finally, the effective tax rate for AllianceBernstein LP for 2012 was 6.8%. This is higher than our 5% forecast at the end of the third quarter, due primarily to higher than anticipated fourth quarter income at foreign locations with higher tax rates. At this juncture, we expect a 2013 full-year effective tax rate of approximately 6% for AllianceBernstein LP.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

I will close today by providing you with an update on our real estate consolidation plan outlined on slide 22. We are on schedule with our global real estate consolidation plan, which we started in 3Q 2012, and our estimates for the total charges we expect to incur and related expense savings we expect to realize have not changed. We still project total non-cash real estate charges of $225 million to $250 million, resulting in approximately $38 million to $43 million in annual expense savings. To date, we have recorded $207 million of charges and realized $9 million of expense savings.

We expect the remainder of the charges to be recorded throughout 2013, although we may not incur charges in every quarter, and we expect the full run rate of most of the total annual savings to be reflected in our financials by the end of 2013. The actual timing of both the charges and the related expense savings will depend on when we vacate specific floors and market them for sublease. Though our estimates are based on our best current assumptions, we do expect that the actual total charges eventually recorded and the related expense savings realized will differ from our current estimates as market conditions change over time. We are pleased with our progress so far and believe this comprehensive real estate consolidation plan, combined with our continued focus on costs, will position our firm for a stronger future. With that, Peter, Jim, and I are pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Just wanted to get a sense on the private client business. Can you talk about the expectation of these investors? You laid out pretty well what the diversified simulation is that you guys are running for them, and towards the back in the appendix, you give the performance versus broader market indices. So, I'm just wondering how -- are you migrating customers towards thinking about that simulation that way? Or, are they already -- is their mindset already there and are they happy with their performance? What do they want from the performance?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

That's a good question, Matt. The private client is, of course, an individual or a set of individuals that have varied, different investment objectives. We spend a lot of time with each of our clients trying to understand what their risk and return attributes look like as a family unit and sometimes as individuals. So, much of what we ultimately design for an individual family is based upon that conversation, what their cash needs are and what those risk parameters are. But the ultimate engine of allocating capital and providing that solution that the client wants that meets their specific, unique family situation, is driven by the strategic equity process and the Dynamic Asset Allocation capital structure, and the alternatives platforms that we have. Not to mention, the historical muni business that we've run for a long period of time.

So, the building blocks of what a private client ultimately wants, we have, I think, evolved into a more sophisticated, more sensitive set of investment services for clients. But the actual construction of that and what we actually do for each client is unique. That is based upon the conversation we have with them. So, to get to your question about client expectations, I think those client expectations have changed over time, as our advisors have worked with our clients and prospects on what it is that they want to accomplish in the more volatile markets that we've experienced and how would we array the investment services that we have created and evolved, so that it would meet there needs.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Matt Kelley - Morgan Stanley - Analyst

Okay. Great. And then my follow-up, and then I'll jump back in. On retail in January, I know you put out your January numbers this morning. Just wondering if you could comment a little bit on the change in the trend from a strong fourth quarter, excuse me, to what seems like slight outflows in January. Anything notable to call out there? Any other color you can give there would be helpful. Thanks guys.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Matt, it's Jim. We've been in Asia ex for a long time. And I think that's where we saw a tick-up in redemptions. We are happy with our level of gross sales there. We are happy with our performance. But, we did see a tick-up in redemptions. We've seen this before. It's nothing that we are hugely concerned about either way. I think what we've seen is a market where people chase yield. We have a situation I think where people are moving down the credit spectrum in January, whether or not that continues going forward, we will see. Nothing that we are particularly concerned about either way.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

To Jim's point, you also noted that in January, there was about a 20 basis point move in long-term treasuries. We generally don't get 20 basis point moves in a month.

Matt Kelley - Morgan Stanley - Analyst

Thanks guys.

Operator

Cynthia Mayer, Bank of America.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Maybe just a question, a follow-up on -- when you say they were moving down the credit spectrum, what were they moving to? If that would continue, would you -- is there any way for you to migrate them to one of your products? Then, second of all, just in terms of your pie chart on what kind of fixed income you have, how should we think about the percentage of that, that's high-yield? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

On the last piece first. I'm not sure I have that number in my mind, but if you follow-up with Andrea, she can give you that number. On the first question, look, we've been -- American high income as a product is a core product in investment portfolios throughout Asia and in the United States. It's marketed that way, it's constructed that way, it's intended to be that. So, there are points in time when markets, in fact when credit is effectively getting stronger, where portfolios that have more exposure to credit will perform better in that environment.

Now, we advise our clients that you have an allocation to American income because you want a core allocation to a stable service. That's -- remains the core selling point of that service. We have other services that actually do have more credit exposure, and clients can migrate to that. But in instances in which you see monthly moves in markets that are larger than normal, either away from credit or towards credit -- in this case, credit was getting stronger -- you could have that impact. It could have that impact on that core service. I don't think that underscores -- excuse me, I don't think that undermines the necessity of the core service and the attractiveness of the core service. As Jim said, and I think as both I and John said, our gross sales for these services continue to remain quite strong. We don't see any evidence of that meaning the gross sales being weaker.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. If I can ask one follow-up. In Private Client, it looks like the flows are better, but still outflows in January. So, can you maybe update us a little bit on numbers of FAs and whether there is any trend, in terms of sort of stabilizing the number of FAs, keeping them in place or numbers of accounts, something other than AUM?

Peter Kraus - Alliancebernstein Holding L.P. - Chairman and CEO

So, I would say that our private client business, and I spend a fair bit of time out with FAs and clients, is experiencing some positive momentum. You could say that the number of FAs that have left voluntarily has declined. But, I'm a conservative fellow, and I'm not wont to projecting that in any direction. I think that, that is generally a function of the aggressiveness of other parties. What drives other parties to that level of aggression and interest in compensating to buy people out, is very hard to predict. I've learned over time of that, that's just not estimable.

What I do think is important, in terms of retention of top talent in the business, is that people, meaning FAs are excited about the platform, excited about the variety of investment services that we've created, the flexibility of the business, and frankly, their ability to service our clients in many different market situations with many different kinds of families. I think when you see that, and you see the excitement in FAs and recognize, as I said, the improving process of people staying or the higher retention of people staying, I think you get a sense that the momentum has turned toward the positive. So, I think we feel better about the Private Client business. It still has plenty of work to do, both to grow into net positive flows and to expand our business. But, it's a very, very solid business, core business for the firm. We've invested a lot of effort in both the investment side and in the fundamental thinking of how to service the family. I think that's going to pay dividends over time.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Great. Thank you for taking my questions.

Operator

Michael Kim, Sandler O 'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

First, Peter, I'd just be curious to get your take on the recent step up in equity mutual fund flows that we've seen across the industry. How much of that do think is kind of more tactical in nature versus maybe clients getting more comfortable moving up the risk curve? Then, assuming that investors do trend in that direction, how incremental do you see that being for your flows?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Michael, that's a good question, but obviously a tough question. As we said over the last 18 months, we've been nervous as investors have been more and more reliant on fixed income to get returns and have said that equities will provide returns in excess of fixed income as they have for tens and tens of years. We still believe that. Now, that doesn't mean that we believe investors are going to sell fixed income wholesale and run to equity. In fact, the monthly numbers in January, as I'm sure you've noted, suggest that there are some equity flows. But, December was a really bad month for equity flows.

So, it's very difficult to project off of January as an inflection point, because in December, you had the opposite behavior. The economy didn't really change. The fiscal cliff discussion maybe got resolved, maybe didn't get resolved. I think a better statement of the state of being is that investors are beginning to recognize that fixed income should play a more traditional role in their portfolio and that the outsized returns that they've gotten from some fixed income are unlikely to continue and that some rotation therefore in their risk budgeting is necessary. I think we definitely see that going on at clients, both institutional, retail, and private clients. That rotation into other kinds of investments, whether they be equities or alternatives, is, frankly, something that we would celebrate and support. Because there are many fixed income services actually that we offer that have positive convexity to them that investors will want in this market.

There are equity services that we think like value and the longer term growth prospects that we also think investors are turning to. And, we also think the alternative side in both hedged product and risk seeking products is also a place that we feel comfortable advising clients. So, frankly, I think this is a little bit more of an evolution, as opposed to a revolution. I don't think that we see investors heading for the doors of fixed income and celebrating the wonderful returns of equities. But, I do think it's going to begin to go in that direction over time. Just because you can't expect to get the returns you've received in the last 10 years in long bonds in the future. I think that's actually what's underneath this.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. That's helpful. Then, just second question. Thinking about all the new strategies that you've come to market with over the last several years. Are there any products that might be approaching kind of three-year track records or any other milestones as you look across the equity and fixed income strategies, either here or in the US, or in any international markets?

Peter Kraus - Alliancebernstein Holding L.P. - Chairman and CEO

There are. And I think for us, as you know, in the last three years, we have tried to build, as I mentioned in my comments, a much broader set of options across both equities, fixed income, and nontraditional investment services. We need to get to the point where they all have three-year track records, and we are still in the process of doing that. There are some products that we have hit three-year track records. Real assets is one example. In the municipal area, intermediate products.

I think we're getting to the high yield three-year track record as well. But I suspect that we are still one year away from having the dominant or majority of those newer assets, new services having their three-year track record. So, we still think that there is significant growth opportunity out of that portfolio of options that we built as we get to the third year of returns. We have good returns. Then, we start to see much stronger flows into those services, because those track records have become mature.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Thanks for taking my questions.

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

I did join a few minutes late, so I apologize if this is redundant. Could you talk a little bit about margins? I think the comp ratio is about 49% if I read the numbers correctly. How much of that was just a true-up to sort of the full year versus a newer run rate?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Bill, this is Jim. That was basically a true up. We ended the year at 49.8%. So, basically, at the 50% we talked about and I wouldn't anticipate that our planning for 2013 is any different than the 50% run rate we've talked about the past.

Bill Katz - Citigroup - Analyst

Okay, just a clarification. In your real estate discussion, the savings so far, are those annual numbers? Just trying to think about the incremental savings from here.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John, Bill. Those savings were what hit in the quarter. So, there was $2 million in Q3, another $7 million in Q4. So, but that will be -- that's part of the annual going forward. So, as we talked about, the end goal here is $38 million to $43 million. We have $9 million of that on an annual basis.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Bill Katz - Citigroup - Analyst

Okay. That's what I was looking for. Okay. I've got all my questions answered. Thanks so much.

Operator

(Operator Instructions)

Marc Irizarry, Goldman Sachs.

Marc Irizarry - Goldman Sachs - Analyst

Peter, can you talk a little bit about the diversification in some of the Asia ex-Japan regions and the regions outside of the US, in terms of retail? How much concentration of those gross sales are there in products and is really the opportunity here to sort of build out products outside the US or backfill, if you will, with new strategies coming in?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Sure, Marc. I spend a fair bit of time myself in Asia, and not just Japan and Australia, but Taiwan, Hong Kong, Singapore and Korea. The firm has built a terrific brand throughout Asia, Japan and non- Japan Asia. You can see it in the gross sales. It's not just in Taiwan, where we have a very significant share. It's not just in Hong Kong, where we have significant share, and it's not just in Singapore, where we are also building a big business, and it's not just in Korea where we are actually well-known. It's an all of those places, and in a way, they are all connected because the distributors in those markets operate in many of the same markets, the global banks, UBS, HSBC, Credit Suisse to name three are obviously distributing in many of those markets and the strong Chinese banks in Taiwan and in Hong Kong were also in many of those markets. Those platforms are broad and diversified.

So, we have a strong brand, a strong set of products, and a strong opportunity with partners who are growing rapidly throughout that region. That is a big opportunity for us and for our partners, in offering their clients broadening investment services. We've noted for a long period of time that Asia is a market where investors are attracted to yield and a monthly clash flow and other diversifying kinds of investments. Less so in equities, but we see more interest in equities over time. Regional equities, Asia ex-Japan is a big product for us or service for us in that marketplace. We shouldn't skip Australia, which has been a tough market for us in the last four years, because of our very large size there and the superannuation industry's investment in equities. But, I think that's going to adjust, too. I think that industry will come back into equities and that will be an opportunity for us.

When I look across Asia for AllianceBernstein, our track record, our brand, our footprint, our penetration in the very -- in the many different distributors in that market, we have a terrific opportunity as markets recover and as investors take more risk and move out into different products, having frankly had some of the more challenging experiences that Europeans and Americans have had, with traditional core services. So, we think that there's big opportunity there. Although we haven't been banging the table that hard about our capabilities in Asia, we probably should start. That's a huge growth part of the world. And a place where AllianceBernstein brand is frankly at the top.

Marc Irizarry - Goldman Sachs - Analyst

Okay. And then just quickly on the institutional flows, which are up pretty nicely, sequentially. Is there any more AXA related outflows that we should be aware of?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

AXA from time to time will buy things and sell things. When it does, it will have an impact on us. As you know, their revenues are less than 5% or around that of our firm.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

About 4% of our total revenues, about 25% of the total AUM.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

So the AUM is big. The revenues are low, and I think that what -- the changes in AXA are not strategic to us. They will have modest positives and modest negatives on revenues over time. I think that -- so I don't think the AXA thing is as much of an impact. What was the other point you raised?

Marc Irizarry - Goldman Sachs - Analyst

That was the question. I just -- that was it, also.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

More impact on institutional, yes. Just a comment on institutions. We had positive numbers for January in institutions. I think what that really is getting at, and we've said this a number of times, is deeper conversations with consultants around the world, more RFPs, better performance in equities, strong and consistent performance in fixed income, longer track records in alternatives, you are beginning to see a penetration of that. We've always told you that we've got very strong and deep relationships with the institutional community and with investors, even through the period of tough performance. I think that if you keep at it and keep servicing your clients and being in front of them with good ideas and explaining even in periods of under-performance why you believe is a stock that you believe in, why you own the securities that you own, you earn that respect, and when things do change, and they do, people will notice. I think that's what you are beginning to see.

Marc Irizarry - Goldman Sachs - Analyst

Okay. Great. Thanks.

Operator

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

I just wanted to quickly follow-up on the institutional flows for January. In terms of by product where you are seeing versus the pipeline, is the pipeline a pretty good representation of the January inflows? Or was there anything else that kind of came in and worked its with through? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think that it's relatively consistent. We said on the call that our fixed income penetration in the US is up handsomely from historical levels. Again, reflecting the strength of fixed income and the globality of fixed income. We noted in the pipeline that there were equity services that were also being won by us. That will continue. Those services have strong track records and significant interest, both in the United States and overseas.

So I think the institutional picture is developing nicely, although it's lumpy. You will have good months and bad months. That's just the way the institution works. But, I think you see all of the things we've been talking about and I mentioned in the previous answer to Marc's question, are beginning to take some shape.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Just a follow-up, and thanks again for taking this one. When you think about the incremental drivers to the margin, you sort of recognize the real estate opportunity in front of you. I recognize the competition in the Private Client side. What takes the margins up from here? Is it more of a top line driven opportunity set, or are there more things you can do on expenses?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think that what we've tried to build, going forward, is some dynamism in both ends of the equation. Meaning that we do think that there is some more for us to get in expenses. Mostly, we have more opportunity in real estate. But, we are going to continue to be vigilant about driving expense down where we can, throughout the organization. But, I would say to you that revenues will play the larger part in the expansion of the margin going forward.

We can't cut our way to huge margins. We've always said that, that was not our plan. But we've also said too, and I would repeat, that we are never going to be done with expenses. We can always be more efficient, and we will attempt to figure out how to do that. I think that you will see that over time. But we have to grow the business, too. I think we've been satisfied. We are not happy, but satisfied that we've seen some growth this year. We've seen the turnaround in our core services, and we think that will lead to revenue growth, and there is significant operating leverage in that revenue growth.

Bill Katz - Citigroup - Analyst

Okay. Thank you.

Operator

Cynthia Mayer, Bank of America.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Just maybe a follow-up to that. You outsourced to State Street, and I'm wondering what impact that could have on expenses? Because correct me if I'm wrong, that's more variable, based on AUC. Would that have a positive or negative impact or no impact at all, if AUM rose from here? Thanks.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Cynthia, this is John. The decision to outsource to State Street was really not a cost-driven situation. It was more of a core competency, in terms of the services that are being provided. They have a better core competency to provide those services than we do. The migration is actually happening over a period of a couple of years. Currently, we had transferred some of our headcount over to them of being charged on a per FTE basis. Once we convert over to their systems, which right now is scheduled for sometime in 2014, towards the latter part, we will switch over to a variable-based pricing, which will be a function of AUM and the number of transactions that are done.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Great. Thanks.

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FEBRUARY 12, 2013 / 01:00PM GMT, AB - Q4 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

With no further questions in queue, I'll turn the call back over to Ms. Prochniak for any closing remarks.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you everyone for participating in our conference call today. Feel free to contact me and Investor Relations with any further questions you might have. Thanks and have a great day.

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